                                                            Exhibit 10.6


                          SHARE SUBSCRIPTION AGREEMENT


         This SHARE SUBSCRIPTION AGREEMENT (the "AGREEMENT") is entered into as of the 30th day of November 2000 by and between PRI Automation Inc., a corporation duly organized and existing under the laws of the State of Massachusetts, U.S.A., with its registered office at 805 Middlesex Turnpike, Billerica, MA 01821-3986 U.S.A., (the "SUBSCRIBER"), and Shinsung Eng Co., Ltd, a corporation duly organized and existing under the laws of the Republic of Korea ("Korea"), with its principal office at 8th Floor, Shin Sung Eng Building, #327, Dangsan-dong, 6-ga, Yeongdeungpo-gu, Seoul 150-046, Korea (the "COMPANY").

         The parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS


1.1 GENERAL. In this Agreement, the following capitalized terms shall have the respective meanings set forth below:

         AFFILIATE: Any entity that controls or is controlled by or under common control with that party, as at the date hereof and from time to time hereafter (but only for so long as such entity controls or is controlled by or under common control with such party) with "CONTROL" for such purpose meaning the possession, directly or indirectly, of more than 50% of the voting rights in such entity, the holding of the right, directly or indirectly, to appoint a majority of its board of directors or the ability, directly or indirectly, to direct or determine the decisions of the board members or management committee through voting agreements with other investors.

         APPROVALS: All consents, authorizations, orders, approvals and acceptance of a report of any Governmental Authority that may be appropriate or required for, or in connection with, the performance of this Agreement and the consummation of the transactions contemplated by this Agreement.

         CLOSING: The consummation of the transactions as described in Article III hereof.

         CLOSING DATE: The date on which the Closing is completed as described in Article 3.1 hereof.

         ENCUMBRANCE: Any mortgage, lien, deed of trust, charge, restriction, registered and unregistered pledge, option, claim, right of any third party, easement, encroachment, right-of-way, or any other third-person right to property.

         GOVERNMENTAL AUTHORITY: The government of any country or any state, province or political subdivision thereof; or any entity, body or authority exercising executive,

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                                      -2-


         legislative, judicial, regulatory or administrative functions of or pertaining to any of the foregoing.

         LAW: Any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement, agreement or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority.

         MATERIAL ADVERSE EFFECT: With respect to any concerned Person, a material adverse change in the financial condition or financial results of operations thereof or the occurrence of any event or combination of events that is reasonably certain to result in a material adverse change in the financial condition or financial results of operations thereof, other than any change arising out of matters of a general economic nature or matters affecting the industry in which such Person is engaged generally.

         ORDINARY COURSE OF BUSINESS: Such action of any Person that is recurring, consistent with such Person's past practices, is taken in the usual course of such Person's day-to-day operations and activities in accordance with sound and prudent business practice, is included or reflected in the existing business and/or operating plan of the Person, is similar in nature and magnitude to actions customarily taken in the ordinary course of day-to-day operations of other Persons engaged in businesses similar to that of the concerned Person or otherwise is consonant with the action that a reasonably prudent Person similarly situated would take in the management of its affairs.

         PERSON: An individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization or Governmental Authority.


                                   ARTICLE II
                  ISSUANCE AND ALLOCATION OF THE SUBJECT SHARES


2.1 ISSUANCE AND SUBSCRIPTION. Subject to the terms and conditions set forth in this Agreement, at the Closing (as defined in Article 3.1), the Company shall issue and sell to Subscriber, and Subscriber agrees to subscribe for, the Subject Shares and the Subject Bond with Warrants (as defined in Articles 2.2 and 2.3 hereof).

2.2 NUMBER OF SHARES. The total number of common shares to be subscribed for by Subscriber under this Agreement shall be three million one hundred nine thousand ninety one (3,109,091) common shares (the "SUBJECT SHARES"). Prior to the Closing Date (as defined in Article 3.1), the Company shall have taken all necessary actions, including, without limitation, approval of its board of directors, approval and consent of the Korean stockholders of the Company (the "KOREAN STOCKHOLDERS"), and the general meeting of shareholders of the Company, to enable it to issue and transfer the Subject Shares to Subscriber. To the extent permitted by its Articles of Incorporation, the Company shall cause the Korean Stockholders to waive their preemptive rights with respect to the Subject Shares.

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                                      -3-


2.3 NUMBER OF WARRANTS. Pursuant to the terms of this Agreement, the Company shall issue and the Subscriber shall subscribe for, and pay in full, the bond with warrants under which a total number of 3,866,900 new common shares may be issued by the Company to the Subscriber upon full exercise of the warrants, representing upon exercise of the warrants and together with the Subject Shares on a fully diluted basis nineteen and one-half percent (19.5%) of the then total issued and outstanding capital stock of the Company (the "SUBJECT BOND WITH WARRANTS"). Prior to the Closing Date (as defined in Article 3.1), the Company shall have taken all necessary actions, including, without limitation, approval of its board of directors, approval and consent of the Korean Stockholders, and the general meeting of shareholders of the Company, to enable it to issue and transfer the Subject Bond with Warrants to Subscriber. To the extent permitted by its Articles of Incorporation, the Company shall cause the Korean Stockholders to waive their preemptive rights with respect to the Subject Bond with Warrants.

2.4      SUBSCRIPTION AMOUNT. The Subject Shares which shall be issued under
         Article 2.2 shall be subscribed for, and paid in full, by Subscriber at a price of four thousand four hundred Korean Won (KRW 4,400) per share for a total price of thirteen billion six hundred eighty million four hundred Korean Won (KRW 13,680,000,400) (the "SUBSCRIPTION AMOUNT").

2.5 BOND WITH WARRANT SUBSCRIPTION PRICE. The Subject Bond with Warrants shall be issued and subscribed for, and paid in full, by Subscriber at a price of ten million eight hundred fifty-five thousand U.S. dollars (US$10,855,000) (the "BOND WITH WARRANT SUBSCRIPTION AMOUNT").

2.6 TERM OF WARRANT. The warrants under the Subject Bond with Warrants shall be exercisable by the Subscriber within ten (10) years of the issuance thereof at the exercise price of three thousand two hundred Korean Won (KRW 3,200).


                                   ARTICLE III
                                   THE CLOSING


3.1 CLOSING DATE AND PLACE OF CLOSING. Subject to the condition that the Company and Subscriber shall have obtained all necessary approvals from the Korean governmental authorities in connection with the issuance of the Subject Shares and the consummation of the transactions contemplated hereunder, a closing (the "CLOSING") of the transaction contemplated hereunder shall take place at the head office of the Subscriber's attorney, Hwang Mok Park & Jin, at Daekyung Building, 9th Floor, 120 Taepyung-ro, 2-ga, Chung-gu, Seoul 100-724, Korea on December 15, 2000 or such other later date as the parties may otherwise agree (the "CLOSING DATE").

3.2 CLOSING ACTIONS. At the Closing, the Company shall deliver to Subscriber the stock certificates for all the Subject Shares and shall register Subscriber in the Company's share register as the holder of the Subject Shares issued and sold hereunder, and Subscriber shall pay, by wire transfer, the Subscription Amount to a bank account designated, in writing, by the Company.

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                                      -4-


                                   ARTICLE IV
                               PRE-CLOSING ACTIONS


4.1 During the period from the date of this Agreement through the Closing Date, neither party shall take any action that will render any of its representations or warranties contained in this Agreement untrue or incomplete in any material respect as of the Closing Date. Without limiting the generality of the foregoing, during said period:

4.1.1 ORDINARY COURSE. The Company shall conduct its business in the Ordinary Course of Business, within the scope of the Commercial Code of Korea and its Articles of Incorporation.

4.1.2 PRESENT CONTRACTS. The Company will duly comply with the provisions of all its presently existing contracts and commitments.

4.1.3 NO CHANGE. Except as specifically agreed to in writing by Subscriber or as provided in this Agreement, during the period from the date of this Agreement through the Closing Date, the Company shall permit no amendment to its Articles of Incorporation, and no change to its capital stock by means of new issuance, reclassification, subdivision, reorganization, or otherwise.

4.1.4 NO ISSUANCE OR TRANSFER OF SHARES, OPTIONS, OR COMMERCIAL BONDS Except as specifically agreed to in writing by Subscriber, during the period from the date of this Agreement through the Closing Date, Seller shall
         (a) permit (i) no change in the number of shares of its capital stock issued and outstanding; (ii) no creation of any option, warrant, or other right to acquire shares of its capital stock or any other security; and (b) not hereafter sell or transfer or permit an Encumbrance on any Subject Share.

4.2 ACCESS AND ANSWERS. Prior to and during the Closing, Subscriber and its representatives shall have continuing access to (and the continuing right to examine) the books, properties, assets, and records of the Company at reasonable times and without unduly preventing the Company from its ability to conduct business in a reasonable manner. The Company shall fully and promptly respond to any Subscriber questions concerning the Company.

4.3 APPROVALS. Each Party shall use its best efforts to obtain, as soon as practicable, all Approvals and each Party shall cooperate fully with the other party in assisting them to obtain any such Approvals

4.4 SATISFACTION OF CONDITIONS PRECEDENT. In addition to complying with its obligations set forth in this Article IV, each party shall make diligent, good-faith efforts to satisfy the conditions precedent that are set forth in Article V.


                                    ARTICLE V
                              CONDITIONS PRECEDENT
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                                      -5-


5.1 CONDITIONS PRECEDENT OF THE COMPANY AND SUBSCRIBER. The obligation of the Company and Subscriber to proceed with the Closing shall be subject to the fulfillment by the Closing Date of the conditions set forth in this Article 5.1.

5.1.1 PERFORMANCE BY OTHER PARTIES. Each action, obligation, or undertaking of the parties that is required, pursuant to Article IV (PRE-CLOSING ACTIONS) and Article III (THE CLOSING), to be performed before or at the Closing, shall have been performed in all respects or shall have been waived in writing by the Company or Subscriber (provided such party is the non-defaulting party).

5.1.2 NO PROCEEDING OR LITIGATION. There shall not, to the best knowledge of the Company or to the best knowledge of Subscriber after due investigation and inquiry, be pending before any Governmental Authority of the U.S.A. or Korea any action, lawsuit, application, complaint, filing, notice, or other proceeding of any kind by any Governmental Authority or other third person that seeks to prevent, penalize, or interfere with the signature or implementation of the transactions contemplated by this Agreement.

5.1.3 CONTINUED VALIDITY OF REPRESENTATIONS AND WARRANTIES. Except if waived in writing, the representations and warranties of the parties shall have been complete, true, and correct in all material respects on the date of this Agreement and shall continue to be complete, true, and correct in all material respects as if made on the Closing Date.

5.1.4 GOVERNMENTAL APPROVALS. All Approvals shall have been obtained or made unconditionally or subject to conditions that are mutually acceptable to the parties, and all waiting periods under any applicable Law shall have expired or terminated.

5.1.5 NO MATERIAL ADVERSE CHANGE IN THE COMPANY. There shall have been no material adverse change in the business, operations, assets, liabilities, results of operations, cash flows, or condition (financial or otherwise) of the Company between December 31, 1999 and the Closing.

5.1.6 CORPORATE APPROVAL. The Company and Subscriber shall have obtained the necessary corporate approvals for the transactions contemplated by this Agreement, including approval by the board of directors and the general meeting of shareholders of the Company and Subscriber.

5.1.7 SHAREHOLDERS' MEETINGS. The Company shall have taken all required steps, notices and actions so that an extraordinary meeting of shareholders of the Company may be held immediately following the Closing for the purpose of electing Subscriber's nominees as members of the board of directors of the Company.


                                   ARTICLE VI
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                                 BY THE COMPANY

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                                      -6-


6.1      ORGANIZATION AND GOOD STANDING

6.1.1 The Company is a corporation duly organized, validly existing and is in good standing under the laws of the Republic of Korea and has all requisite corporate and other power and corporate authority to own, lease and operate its properties and to carry on its operations as they are now being conducted.

6.1.2 The Company is duly qualified to do business and in good standing in each jurisdiction in which the property is owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except in any such jurisdiction where the failure to be so duly qualified and in good standing has not had or would not reasonably be expected to have a Material Adverse Effect on the financial condition or operations of the Company. There are no proceedings pending or, to the best knowledge of the Company, threatened which would be likely to result in the revocation, cancellation, suspension or modification of any such qualification.

6.1.3 The Company has previously made available to Subscriber complete and correct copies of its Articles of Incorporation, minute books (containing the records of meetings of the stockholders and the board of directors), stock certificate books, and stock ledger books as currently in effect and in the Company's possession.

6.1.4 The Company does not, directly or indirectly, own any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity, except as previously disclosed to Subscriber. The Company is not a party to any contract relating to the purchase of any interest in, or the obligation to invest in any entity, except as previously disclosed to Subscriber.

6.2      CORPORATE AUTHORITY

6.2.1 The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company, the Company has obtained all necessary approvals from the general meeting of shareholders for the issuance of the Shares, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated thereby.

6.2.2 When executed and delivered, this Agreement, the transactions contemplated thereby, and the instruments to be executed and delivered by the Company will constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

6.2.3 Except as disclosed to Subscriber by the Company, the issuance of the Subject Shares by the Company:

         (a) will not violate (or, except as provided in this Agreement, require any consent, approval, filing, registration, or notice under) any Law applicable to the Company;

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                                      -7-


         (b) will not require any consent, approval, or notice under, or conflict with the Company's Articles of Incorporation, or result in the breach or termination of any contract, order, judgment, or decree (including, but not limited to, any contract with any Governmental Authority); will not constitute a default under, or result in acceleration of the performance of the obligations of the Company under any contract, order, judgment, or decree; and will not result in the creation of an Encumbrance upon any of the properties or assets of the Company; and

         (c) will not be subject to any future approvals of the shareholders of the Company.

6.3 VALID ISSUANCE OF SECURITIES. Upon issuance of the Subject Shares to Subscriber in return for the Subscription Amount, the Subject Shares will be duly authorized, validly issued, fully paid and non-assessable. Subject to the Articles of Incorporation of the Company, no Person, including the Korean Stockholders, shall have any preemptive right with respect to any of the Subject Shares that has not been waived.

6.4 GOVERNMENT APPROVALS. All required filings have been made with, and all necessary permits, authorizations, consents and approvals have been obtained by the Company from, all applicable ministries, governmental or regulatory authorities, including relevant stock exchanges, whether within or outside the Republic of Korea, in connection with the formation of the Company and the issuance of the Subject Shares by the Company to the Subscriber.

6.5 LISTING OF SUBJECT SHARES. The common shares of the Company are listed on the Korea Stock Exchange and are freely tradable by any shareholder of the common share(s) on the Korea Stock Exchange. Once the Closing is duly completed in accordance with the terms and conditions of this Agreement, the Subject Shares will be listed on the Korea Stock Exchange and, subject to the one (1) year lock-up period from the date of issuance by the Company to the Subscriber of the share certificates for the Subject Shares (during which the Subscriber shall keep such share certificates in the custody of the Korea Securities Depository ("KSD") and deposit such share certificates with the KSD as agreed between the Company and the Subscriber, will be freely tradable by the Subscriber on the Korea Stock Exchange. The Company will use its best efforts to maintain the listing of the common shares on the Korea Stock Exchange and, subject to such one (1) year lock-up period as described above, the free tradability of the common shares on the Korea Stock Exchange.

6.6 NO CONFLICT. None of the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated thereby did or will:

         (a) conflict with or result in any breach of any provision of the Articles of Incorporation or bylaws of the Company;

         (b) violate, conflict with or result in a default (or any event that, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms conditions or provisions of any material indenture, note, mortgage, other evidence of indebtedness, guarantee, license, lease or other material contract, instrument or obligation to which the Company or any of its assets may be bound;

         (c) result in the creation of any additional Encumbrance upon the capital stock or the assets of the Company; or

         (d) violate any order, injunction, decree, statute, rule or regulation applicable to the Company.


                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES
                                  OF SUBSCRIBER


7.1 ORGANIZATION AND GOOD STANDING. Subscriber is a corporation that is duly organized, validly existing and is in good standing under the Law of its place of incorporation or establishment.

7.2.     CORPORATE AUTHORITY

7.2.1 Subscriber has the requisite corporate power and authority to sign, deliver, and perform this Agreement and the transactions contemplated thereby. The signature, delivery, and performance by the Subscriber of this Agreement has been duly authorized by all necessary corporate action on the part of the Subscriber and does not contravene the Article of Incorporation of the Subscriber.

7.2.2 This Agreement has been duly and validly signed and delivered by Subscriber. Assuming due authorization, signature, and delivery by the Seller, this Agreement constitutes a valid and binding obligation of Subscriber, enforceable in accordance with its terms against Subscriber.

7.3 NO APPROVAL, NOTICE, OR CONFLICT. The signature, delivery and performance of this Agreement by the Subscriber: (a) will not violate (or, except as provided in this Agreement, require any consent, approval, filing, registration, or notice under), any Law applicable to the Subscriber; and (b) will not require any additional consent, approval or notice under the Subscriber's Articles of Incorporation, or under any contract (including, but not limited to, any contract with any Governmental Authority).


                                  ARTICLE VIII
                              TERM AND TERMINATION


8.1 TERM. This Agreement shall be effective upon its execution by the Company and Subscriber, and shall continue in full force and effect so long as the Subscriber remains as a shareholder of the Company.

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                                      -9-


8.2 TERMINATION. This Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

         (a) MUTUAL CONSENT. By mutual consent of the Company and Subscriber;

         (b)      DEFAULT. By the Company or Subscriber if the other shall have
                  (I) materially misstated any representation or been in material breach of any warranty contained herein; or (ii) been in material breach of any covenant, undertaking or restriction contained herein and such misstatement or breach has not been cured by the earlier of thirty (30) days after the giving of written notice hereunder to such party of such misstatement or breach or the Closing Date.

         (c) GOVERNMENT APPROVAL. By the Company or Subscriber if the governmental approvals have not been obtained within two (2) months from the date of this Agreement.

8.3 CONSEQUENCES OF TERMINATION. In the event of termination and abandonment hereof pursuant to the provisions of Article 8.2, this Agreement shall become void and have no further force or effect, without any liability on the part of any of the parties or their directors, officers, shareholders in respect of this Agreement except for the confidentiality obligations of the parties set forth in this Agreement and any other provisions that are expressly stated to survive any termination of this Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.


                                   ARTICLE IX
                                OTHER PROVISIONS


9.1 CONFIDENTIALITY. Unless otherwise agreed to by the parties, the Company and Subscriber hereby undertake to keep absolutely confidential all information which it may obtain in connection with this Agreement relating to the other that is not a matter of public record or shall be subject to disclosure by virtue of law, including, by way of example, information relating to corporate and business organization, financial structure and conditions, internal policies concerning employment and industrial relations in general. It being understood that each party shall hold the other harmless form any damages such other party may incur as a consequence of the first party having disclosed to third parties unauthorized information relating to such other party.

9.2 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the matters herein described and supersedes any and all prior or contemporaneous, oral or written, representations, communications, understandings and agreements among the parties with respect to the subject matter hereof.

9.3 MODIFICATIONS. This Agreement shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all parties. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties.

9.4 WAIVER. Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described. The waiver by each party of a breach of any provision of this Agreement by any of the other parties shall not operate or be construed as a waiver of any subsequent breach of the same provision or another provision of this Agreement.

9.5 SEVERABILITY. If any provision hereof is found invalid or unenforceable pursuant to any executive, legislative, judicial or other decree or decision rendered by any Governmental Authority, the remainder of this Agreement shall remain valid and enforceable according to its terms, unless either party deems the invalid or unenforceable provisions to be essential to this Agreement, in which case either party may terminate this Agreement, effective immediately, upon written notice to the other party.

9.6 GOVERNING LAW. This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the Republic of Korea.

9.7 DISPUTE RESOLUTION. In the event of any dispute, controversy, claim or disagreement arising under, from or relating to this Agreement or the breach thereof (a "DISPUTE"), the parties shall use their best efforts to settle the Dispute. To this effect, they shall consult and negotiate with each other in good faith and attempt to reach a just and equitable solution satisfactory to each of them. If they do not reach such a solution within a period of sixty (60) days after either party provides notice to the other party requiring such discussions to commence, the Dispute shall be finally settled by an arbitration in Seoul, Korea by three (3) arbitrators in accordance with the ICC Rules for International Arbitration then in effect.

         Any award of any arbitration conducted pursuant to this Agreement shall be final and binding on the parties involved in respect of the matters to which the award relates. To the fullest extent permitted by law, the parties to this Agreement irrevocably and unconditionally waive the right to appeal to any court with respect to such award, or to apply to any court with respect to any question of law which arises during the course of any such arbitration. Judgment on any such award may be entered in any court of competent jurisdiction. Any arbitration proceedings initiated or conducted pursuant to the terms of this
         Article 10.6 shall be in the English language.

9.8 ASSIGNMENT. Neither party may assign this Agreement or any of the rights or obligations hereunder to any third party without the prior written consent of the other party.

9.9 NO THIRD PARTY BENEFITS. This Agreement shall be binding upon, and inure to the benefit of each of the parties and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, shall be deemed to confer any right or remedy upon, or obligate any party to, any person or entity other than the parties.

9.10 FORCE MAJEURE. The failure or delay of either party to perform any obligation under this Agreement solely by reason of acts of God, acts of civil or military authority, civil disturbance, war, strikes or other labor disputes or disturbances, fire, laws, regulations, acts or order of any Governmental Authority or official thereto, other catastrophes, or any other circumstance beyond its reasonable control ("FORCE MAJEURE") shall not be deemed to be a breach of this Agreement so long as the party so prevented from complying with this Agreement shall not have contributed to such Force Majeure, shall have used its best efforts to avoid such Force Majeure or to ameliorate its effects, and shall continue to take all actions within its power to comply as fully as possible with the terms of this Agreement. In the event of any such default or breach, performance of the obligations shall be deferred until the Force Majeure ceases.

9.11 NOTICES. All notices, demands, requests, consents or other communications hereunder shall be in writing and shall be deemed sufficiently given if personally delivered, in which case such notice shall be deemed given upon delivery, or sent by facsimile, in which case such notice shall be deemed given upon acknowledgement of transmission, to the parties at the following addresses, or to such other address as may be designated by written notice given by either party:

                TO PRI AUTOMATION INC.:

                Attn:                Mr. Steven A. Berns, Director
                Address:             805 Middlesex Turnpike
                                     Billerica, MA 01821

                Telephone:           1-978-670-4270
                Facsimile:           1-978-663-9755

                TO SHINSUNG ENG CO., LTD:

                Attn:                Mr. Sang Kwoon Lee, Manager
                Address:             824-4, Wonsi-dong, Ansan-si, Kyonggi-do,
                                     Korea

                Telephone:           82-2-2639-3775
                Facsimile:           82-2-678-6865

9.12 COMPLIANCE WITH LAW. The parties shall at all times act to assure that the Company and Subscriber shall comply with the applicable laws and regulations of the Republic of Korea, the United States, and any other applicable Governmental Authority.

9.13 COUNTERPARTS. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.14 CAPTIONS. The Article headings and captions contained herein are for purposes of reference and convenience only and shall not in any way affect the meaning or interpretation of this Agreement.

9.15 LANGUAGE. The parties agree that the English language shall be the only language used for the interpretation of this Agreement.

9.16 FURTHER ASSURANCES. From time to time after the Closing, at the request of either party hereto and at the expense of the party so requesting, each of the parties hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate more effectively the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.


PRI AUTOMATION INC.                  SHINSUNG ENG CO., LTD.


By: /s/ MITCHELL G. TYSON            By: /s/ W.K. LEE
    ---------------------               -------------
    Name: Mitchell G. Tyson            Name: Wan Keun Lee
    Title: President and CEO           Title: President